Exhibit 99.2

FIRST AMENDMENT TO
NEWFIELD EXPLORATION COMPANY
CHANGE OF CONTROL SEVERANCE PLAN

WHEREAS, Newfield Exploration Company (the “Company”) has heretofore adopted the Newfield Exploration Company Change of Control Severance Plan (the “Plan”) for the benefit of certain employees of the Company; and

WHEREAS, the Company desires to amend the Plan;

NOW, THEREFORE, the Plan shall be amended as follows, effective as of February 14, 2006:

1.            Section 3.1 of the Plan shall be deleted and the following shall be substituted therefor:

3.1 Severance Benefits. If the employment by the Employer or a successor thereto of a Covered Employee shall be subject to an Involuntary Termination, then (a) such Covered Employee shall be entitled to receive as a severance benefit, subject to the provisions of Sections 3.3, 3.4 and 3.6 and provided that such Covered Employee executes and does not revoke the Release, a lump sum cash payment in an amount equal to such Covered Employee’s Severance Factor multiplied by his Weekly Compensation and (b) except to the extent specifically set forth in a grant agreement under any employee stock incentive plan of the Company, as of the date of such Covered Employee’s termination of employment (i) all restricted shares of Company stock of such Covered Employee (whether granted before or after the adoption of this Plan) shall become 100% vested and all restrictions thereon shall lapse and the Company shall promptly deliver to such Covered Employee unrestricted shares of Company stock and (ii) each then outstanding Company stock option of such Covered Employee (whether granted before or after the adoption of this Plan) shall become 100% exercisable. Such lump sum cash payment shall be paid by the Employer to such Covered Employee on or before the fifth day after such Covered Employee’s execution of the Release becomes effective; provided, however, that if the lump sum cash payment would be subject to additional taxes and interest under Section 409A of the Code, then payment of the lump sum cash payment shall be deferred to the extent required to avoid such additional taxes and interest.

2.            As amended hereby, the Plan is specifically ratified and reaffirmed.